U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KABE EXPLORATION INC.
(Exact name of Registrant as specified in its charter)

NEVADA	1041 Gold Ores
(State or other jurisdiction of Incorporation or organization)	(SIC Code)

KABE EXPLORATION INC.	NEVEDA AGENCY AND TRUST COMPANY
3030 East 6th Avenue Vancouver BC Canada V5M 1S3 (Name and address of principal executive offices)	50 West Liberty Street, Suite 880 Reno, Nevada 89501 (775) 322-0626 (Agent for service of process)

Registrant’s telephone number, including area code: 604-266-1675 Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (1)
Common Stock	1,637,500 shares	$0.02	$32,750	$3.50
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE RERGISTRATION SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATION TO:
THE O’NEAL LAW FIRM, P.C.
14835 E. Shea Boulevard
Suite 103 PMB 494
Fountain Hills, Arizona 85268
Tel: (480) 812-5058
Fax: (480) 816-9241

SUBJECT TO COMPLETION, Dated March 30, 2007

PROSPECTUS
KABE EXPLORATION INC.
1,637,500 SHARES
COMMON STOCK

The selling shareholders named in this are offering the 1,637,500 shares of our common stock offered through this prospectus. The 1,637,500 shares offered by the selling shareholders represent 48.3% of the total outstanding shares as of the date of this prospectus.  We will not receive any proceeds from this offering.  We have set an offering price for these securities of $0.02 per share of our common stock offered through this prospectus.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$32,750	None	$32,750

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at 0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board electronic quotation service.  Although we intend to apply for trading of our common stock on the NASD Over-The-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize.  If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board electronic quotation service, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Resale restrictions on transferring “Penny Stocks” are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.  Various state securities laws impose restrictions on transferring "penny stocks” and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

The Date of This Prospectus Is: March 30, 2007

TABLE OF CONTENTS

                                                                                                                                                      PAGE

SUMMARY ……………………...…………………………………………………………………. 4
RISK FACTORS …………………………………………………………………………………….7
USE OF PROCEEDS……………………………………………………………………….……… 11
DETERMINATION OF OFFERING PRICE…………………………………………………….… 11
DILUTION…...…………………………………………………………………………………….. 12
SELLING SHAREHOLDERS ……………………………………………………………………... 12
PLAN OF DISTRIBUTION………………………...…………………………………………...…. 15
LEGAL PROCEEDINGS.………………………………………………………………….………. 16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS………….. 16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......... 18
DESCRIPTION OF SECURITIES ……………………………...…………………………………. 19
INTEREST OF NAMED EXPERTS AND COUNSEL…………………………………………….. 20
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES …….…………………………………………………….…….. 20
ORGANIZATION WITHIN THE LAST FIVE YEARS..…………………………………………... 21
DESCRIPTION OF BUSINESS…...……………………………………………………….………. 22
PLAN OF OPERATIONS………………………………………………………………………..….27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS……...…………………...….... 30
MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS ….………………….... 30
EXECUTIVE COMPENSATION……..………………………………………………………...….. 32

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” “Kabe” refers to Kabe Exploration Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.  The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares.

Kabe Exploration Inc.

We are in the business of mineral exploration.  On March 1, 2006, we entered in a Mineral Lease Agreement whereby we leased from George J. Eliopulos a total of one (1) unpatented mining claim which we refer to as the Checkup Property. (An “unpatented mining claim” is a parcel of Crown land staked in accordance with the Mining Act, which gives the claim holders the exclusive rights to explore for minerals.) This mineral claim is located in section 12, Township 16 North Range 20 East, Mt. Diablo Baseline & Meridian, Storey County, Nevada, USA, owned by George J. Eliopulos.

According to the lease Kabe has agreed to pay George J. Eliopulos minimum payments which shall be paid in advance.  Kabe paid the sum of $5,000 upon execution of this lease. Kabe also paid $5,000 on the first anniversary of the execution of the lease. (March 1, 2007). Kabe has agreed to pay $25,000 on or before the second, third, and fourth anniversaries of the execution of the lease. Kabe has agreed to pay $75,000 on or before the fifth anniversary of the execution of the lease. Each annual payment thereafter shall be $100,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer Price Index (CPI) for that year with execution year as base year. Each such payment shall be made on or before the successive anniversary of the execution date of the lease. Kabe will pay to George J. Eliopulos a 3.5% royalty of Net Smelter Returns from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. The royalty is to be paid quarterly. The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

During September 2006, Kabe added five additional claims, approximately 100 acres, to the Checkup property and mineral lease. The five-claim continuous position became available when a competitor failed to timely file their renewal. The five additional claims are Checkup #10, Checkup #11, Checkup #12, Checkup #21 and Checkup #22.

Our plan of operations is to conduct mineral exploration activities on the Checkup Property mineral claims in order to assess whether these claims possess commercially exploitable mineral deposits.  (Commercially exploitable mineral deposits are deposits which are suitably adequate or prepared for productive use of a natural accumulation of minerals or ores). Our exploration program is designed to explore for commercially viable deposits of gold, silver, copper or any other valuable minerals.  (Commercially viable deposits are deposits which are suitably adequate or prepared for productive use of an economically workable natural accumulation of minerals or ores). We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims.  (A reserve is an estimate within specified accuracy limits of the valuable metal or mineral content of known deposits that may be produced under current economic conditions and with present technology). We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on our mineral claims.

After acquiring a lease on the Checkup property, we retained the services of Richard R. Kern, a consulting Geologist.  Mr. Kern prepared a technical report for us on the mineral exploration potential of the claims.  Mr. Kern has no direct or indirect interest and does not expect to receive an interest in any of the mining claims at the Checkup Property. Included in this report is a recommended exploration program which consists of compiling historical published data, large scale geologic mapping, sampling, expanding the property, and drilling. The recommendations of Mr. Kern are further explained in the “Description of Business” section.

At this time we are uncertain of the extent of mineral exploration we will conduct before concluding that there are, or are not, commercially viable minerals on our claims.  Further phases beyond the current exploration program will be dependent upon numerous factors such as Mr. Kern’s recommendations based upon ongoing exploration program results and our available funds.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral property.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such deposits are discovered, that we will enter into further substantial exploration programs. If we complete the current exploration program and are successful in identifying a mineral deposit, we will still need to spend substantial funds on further drilling and engineering studies before we will be able to determine if we have a commercially viable mineral deposit or reserve.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations.  The summarized financial data presented below is derived from and should be read in conjunction with our audited December 31, 2006 financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus.

Balance Sheet Data                                          January 1, 2006
                                                                       (audited)

Cash                                                                $ 45,024
Total Current Assets                                         $ 45,024
Liabilities                                                          $      0
Total Stockholder’s Equity                               $ 50,024

Statement of Loss and Deficit	From January 1, 2006 (Inception) to December 31, 2006
(audited)

Revenue	$ -
Net Loss for the Period	$ 226

We were incorporated on December 16, 2005 under the laws of the State of Nevada. Our principal offices are located at 3030 East 6th Avenue, Vancouver, B.C. Canada. Our telephone number is 604-266-1675.

The Offering

Securities Being Offered	Up to 1,637,500 shares of our common stock.

Offering Price	The offering price of the common stock is $0.02 per share. We intend to apply to the NASD Over-the-Counter Bulletin Board electronic quotation service to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transaction negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued	3,387,500 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering. The issuance to the selling shareholders was exempt due to the provisions of Regulation S.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

Our current operating funds will only cover initial stages of our exploration program. In order for us to carry out any further exploration or testing we will need to obtain additional financing. We currently do not have any operations and we have no income. We will require additional financing to conduct further exploration programs. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Although we have no arrangements in place for any future equity financing, in the case that we did conduct a financing from the sale of our common stock, this financing would have a dilutive impact on our stockholders and could negatively affect the stock price. Obtaining additional financing would be subject to a number of factors, including the market prices for gold and other minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern

We have incurred a net loss of $ 226 for the period from January 1, 2006 (inception) to December 31, 2006 and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral project. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Since this is an exploration project, we face a high risk of business failure due to our inability to predict the success of our business

We are in the initial stages of exploration of our mineral project, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on

December 16, 2005 and to date have been involved primarily in organizational activities and the acquisition of the Checkup Property. We have not earned any revenues as of the date of this prospectus.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Even if we discover commercial reserves of precious metals on our mineral claim, we may not be able to successfully obtain commercial production

Our mineral claim does not contain any known reserves of precious metals. However, if our exploration programs are successful in discovering commercially exploitable reserves of precious metals, we will require additional funds in order to place the mineral claim into commercial production. At this time, there is a risk that we will not be able to obtain such financing as and when needed. It is premature to estimate the amount required to place the mineral claim into commercial production, as we do not have sufficient information.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claim may be restricted by bad weather, we may be delayed in our exploration

Once exploration begins, access to the claim may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

Because our directors have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Because we are in the early stages of our business, our directors will not be spending a significant amount of time on our business. Mr. Claydon, our president, expects to expend approximately 5  to 10 hours per week on Kabe business. Competing demands on Mr. Claydon's time may lead to a divergence between his interests and the interests of other shareholders.  Mr. Claydon is a director of Jantar Resources Ltd., listed on the TSX Venture Exchange and none of the work he will be undertaking as director of this company will directly compete with Kabe Exploration Inc. Mr. Moss, our director, is also employed as a mortgage broker and therefore will not be spending a significant amount of time on our business. Mr. Moss expects to expend approximately 2 to 3 hours per week on our business. None of the work he will be conducting as a mortgage broker will compete with Kabe Exploration Inc.

Because our directors own 51.66% of our outstanding common stock, investors may find that corporate decisions influenced by the directors are inconsistent with the best interests of other stockholders.

Mr. Claydon is our president, chief financial officer and director. He owns approximately 44% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Claydon may still differ from the interests of the other stockholders. Mr. MacAlpine owns 1,500,000 common shares for which he paid $0.01. Mr. Moss is a director of our company. He owns approximately 7% of the outstanding shares of our common stock. Mr. Moss owns 250,000 common shares for which he paid $0.01. Collectively the directors of the company own 51.66% of our outstanding common stock and will have a significant influence in determining the outcome of all corporate transactions.

Because our directors are Canadian residents, difficulty may arise in attempting to effect service or process on them in Canada

Because our directors are Canadian residents, difficulty may arise in attempting to effect service or process on them in Canada or in enforcing a judgment against Kabe’s assets located outside of the United States.

Because we lease the Checkup Property, we face the risk of not being able to meet the requirements of the lease and may be forced to default on the agreement

Under the terms of the lease on the Checkup Property, Kabe has agreed to pay $25,000 on or before the second, third, and fourth anniversaries of the execution of the lease. Kabe has agreed to pay $75,000 on or before the fifth anniversary of the execution of the lease. Each annual payment thereafter shall be $100,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer Price Index (CPI) for that year with execution year as base year. Each such payment shall be made on or before the successive anniversary of the execution date of the lease. If Kabe is unable to meet these obligations, we may be forced to default on the agreement and lease may be terminated by the lessor resulting in the lose of the property for Kabe.

Risks Related To Legal Uncertainty and Regulations

As we undertake exploration of the Checkup Property we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We currently have budgeted $1,500 for regulatory compliance.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

There is currently no market for our common stock and a market may never develop. Our stock is currently not traded on any market or exchange, and therefore our shares can only be purchased through private transactions. We plan to apply for listing of our common stock on the Over-the-Counter Bulletin Board electronic quotation service upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the Over-the-Counter Bulletin Board electronic quotation service or, if traded, a public market may never materialize. If our common stock is not traded on the Over-the-Counter Bulletin Board electronic quotation service or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If a market for our common stock develops, our stock price may be volatile

If a market for our common stock develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including: the results of our geological exploration program; our ability or inability to arrange for financing; commodity prices for gold, silver or other minerals; and conditions and trends in the mining industry.

In addition, if our common stock is traded on the Over-the-Counter Bulletin Board electronic quotation service, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering 1,637,500 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 48.3% of the common shares outstanding as of the date of this prospectus.

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Securities and Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. Penny stocks generally are equity securities with a price of less than $5.00.  Broker/dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules: the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of price fluctuations in the price of the stock and may reduce the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, investors in this offering may find it difficult to sell their securities, if at all.

Forward-Looking Statements

This Prospectus contains forward-looking statements, including statements concerning possible or assumed results of exploration and/or operations of Kabe Exploration Inc., and those proceeded by, followed by or that include the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  Investors should understand that the factors described below, in addition to those discussed elsewhere in this document could affect Kabe’s future results and could cause those results to differ materially from those expressed in such forward looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined arbitrarily by us. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,637,500 shares of common stock offered through this prospectus. The selling shareholders acquired the 1,637,500 shares of common stock offered through this prospectus from us at a price of $0.02 per share in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on November 30, 2006. We will file with the Securities and Exchange Commission prospectus supplements to specify the names of any successors to the selling shareholders specified in this registration statement who are able to use the prospectus included in this registration statement to resell the shares registered by this registration statement.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to Be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
524361 B.C. Ltd. (a)	125,000	125,000	Nil	Nil
Greg Amor	150,000	150,000	Nil	Nil
Derek Andrew	12,500	12,500	Nil	Nil
Amber Borycki	25,000	25,000	Nil	Nil
Rosemary Claydon	125,000	125,000	Nil	Nil
Debbie Crew	25,000	25,000	Nil	Nil
Crew Only Productions (b)	25,000	25,000	Nil	Nil
Colby Crockett	25,000	25,000	Nil	Nil
Barry Domvile	150,000	150,000	Nil	Nil
Micah Groberman	25,000	25,000	Nil	Nil
Benjamin Gutknecht	12,500	12,500	Nil	Nil
Arthur Guest	12,500	12,500	Nil	Nil
Brent Hanson	25,000	25,000	Nil	Nil
Brooke Hanson	25,000	25,000	Nil	Nil
Ben Karp	25,000	25,000	Nil	Nil

Nancy Kawazoe	150,000	150,000	Nil	Nil
Betty Anne Loy	150,000	150,000	Nil	Nil
Tyler MacDonald	25,000	25,000	Nil	Nil
Ryan McDonell	25,000	25,000	Nil	Nil
Chris McIntyre	25,000	25,000	Nil	Nil
James Moore	12,500	12,500	Nil	Nil
Catherine Moss	25,000	25,000	Nil	Nil
Jesse Moss	25,000	25,000	Nil	Nil
Richard Moss	25,000	25,000	Nil	Nil
Tegan Moss	25,000	25,000	Nil	Nil
Fraser Nelson	12,500	12,500	Nil	Nil
Newbridge Ventures Ltd. (c)	150,000	150,000	Nil	Nil
DJ Parmar	25,000	25,000	Nil	Nil
Kabir Ali	25,000	25,000	Nil	Nil
Arto Vanonen	150,000	150,000	Nil	Nil
TOTAL	1,637,500	1,637,500

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(a)    524361 B.C. Ltd. is a private company 100% owned by Winifred Nowel.
(b)    Crew Only Productions is a private company owned by Amanda Crew
(c)    Newbridge Ventures Ltd. – Patrick J. Lawless is President and Director.

Other than Rosemary Claydon, the sister of our president Antony Claydon, 524361 B.C. Ltd a company 100% owned by Winifred Nowel the mother of our president Antony Claydon, Catherine Moss the mother of our director Rory Moss, Jesse Moss the brother of our director Rory Moss, Richard Moss the father of our director Rory Moss, and Tegan Moss the sister of our director Rory Moss none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

There is currently no market for any of our shares, and we cannot give any assurance that our shares will have any market value. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the Over-the-Counter Bulletin Board electronic quotation service. Although we intend to apply for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize. In addition, if a market for our stock does materialize, we cannot give any assurances that a public market for our securities may be sustained. If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is NEVEDA AGENCY AND TRUST COMPANY 50 West Liberty Street, Suite 880 Reno, Nevada  89501.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of March 30, 2007 are as follows:

Name	Age	Office(s) Held

Antony Claydon	46	President, Secretary and Treasurer and Director

Rory Moss	28	Director

Set forth below is a brief description of the background and business experience of our sole officer and director.

Mr. Antony Claydon, is our president, secretary and treasurer and director. Mr. Claydon has been our president, secretary and treasurer and director since our incorporation on December 16, 2005.

Mr. Claydon has been involved with Junior Mining companies since 1992. He has been primarily involved in the funding and development of exploration projects in Canada and Africa. Mr. Claydon is currently a director of Jantar Resources Ltd. listed on the TSX Venture Exchange, and has been since September 2005. Mr. Claydon was also a director of Sanfred Resources Ltd. from December 1995 to October 1997 and a director of Signature Resources Ltd. from August 2004 to April 2005. Mr. Claydon obtained his Bachelor of Arts degree from the University of British Columbia in 1992.

There are no orders, judgements, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining Mr. Claydon from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting him of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

Mr. Rory Moss is a director, and has been a director of Kabe Explration Inc. since August 21, 2006. Mr. Moss has been working in residential and commercial real estate financing as a Mortgage Specialist since 2004 with the Mortgage Group in Vancouver, British Columbia. Mr. Moss obtained his Bachelor of Arts degree with a (Physical) Geography major from University of Victoria in 2003.

There are no orders, judgements, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining Mr. Moss from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting him of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

Compensation

We presently do not pay our directors and officers any salary or consulting fee. We do not anticipate paying compensation to our directors and officers for the foreseeable future.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our directors. We conduct our business through agreements with consultants and arms-length third parties. Mr. Richard R. Kern, consulting Geologist, prepared a report on the Checkup Property, dated February 28, 2006. Mr. Kern has no direct or indirect interest and does not expect to receive an interest in mining claims at the Checkup Property.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establish various committees in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 30, 2007 by:

i)	each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities,

ii)	each of our directors,

iii)	named executive officers, and

iv)	officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Directors and Officers
Common Stock	Antony Claydon 3030 East 6th Ave Vancouver, BC V5M 1S3 Canada	1,500,000 Direct	44.28%
Common Stock	Rory Moss 203 – 1645 West 12th Ave Vancouver, BC V6J 2E3 Canada	250,000 Direct	7.38%
(1)	The percentage of common stock held is based on 3,387,500 shares of common stock issued and outstanding as of March 30, 2007.

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of March 30, 2007, there were 3,387,500 shares of our common stock issued and outstanding held by thirty two (32) stockholders of record. There are no preferred shares authorized or issued.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of our common stock representing thirty three and one-third percent (33 1/3%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our By-laws do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

John Kinross-Kennedy, our independent certified public accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. John Kinross-Kennedy has presented his report with respect to our audited financial statements. The report of John Kinross-Kennedy on the financial statements herein includes an explanatory paragraph that states that we have not generated revenues and have an accumulated deficit since inception which raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The O’Neal Law Firm, P.C., our independent legal counsel, has provided an opinion on the validity of our common stock.

Richard R. Kern, consulting Geologist, has provided us with a geological report on the Checkup Property. Mr. Kern has no direct or indirect interest and does not expect to receive an interest in the Checkup Property or securities of Kabe Exploration Inc.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFCATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated on December 16, 2005 under the laws of the State of Nevada. Our directors, Mr. Antony Claydon and Mr. Rory Moss, are our promoters. Mr. Claydon purchased 1,500,000 shares of our common stock effective January 16, 2006 for an aggregate purchase price of $15,000. Mr. Moss purchased 250,000 shares of our common stock effective August 23, 2006 for an aggregate purchase price of $2,500.

We entered a Mineral Lease Agreement for one mineral claim, located in Storey County, Nevada, USA with Mr. George J. Eliopulos effective March 1, 2006. Kabe Exploration Inc. does not, nor ever had a relationship with Mr. Eliopulos aside from the lease of this property. During September 2006, Kabe added five additional claims, approximately 100 acres, to the Checkup property and mineral lease. The five-claim continuous position became available when a competitor failed to timely file their renewal. The five additional claims are Checkup #10, Checkup #11, Checkup #12, Checkup #21 and Checkup #22.

Glossary of Technical Terms

The following defined technical terms are used in our registration statement on Form SB-2:

Assay: qualitative or quantitative determination of the components of a material as an ore.

Commercially exploitable deposits: suitably adequate or prepared for productive use of  a natural accumulation of minerals or ores.

Drilling: the creation or enlargement of a hole in a solid material with a drill.

Geologic mapping: Representation of the geologic surface or subsurface features by means of signs and symbols and with an indicated means of orientation.  Includes nature and distribution of rock units and the occurrence of structural features, mineral deposits and fossil localities.

Lode: a fissure in consolidated rock filled with mineral. Lode claim is that portion of a lode or vein and of the adjoining surface which has been acquired by a compliance with the law.

Mining claim: that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with mining laws.

Patent: a certificate of grant by a government of an exclusive right with respect to claims.

Patented claim: a mining claim to which a patent has been secured from the government by compliance with the laws relating to such claims.

Sampling: collecting small rock chips from outcrop areas to obtain a representative sample for assay.

Smelter: a building or a complex of buildings where heating of ore mixtures accompanied by chemical change, results in a liquid metal.

Vein: a mineral deposit in tabular or shell-like form, filling a fracture in a host rock.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We currently hold a lease on six unpatented mining claims that we refer to as the Checkup Property.  Further exploration of these mineral claims is required before a final determination as to their viability can be made.  Although exploratory work on the claims conducted prior to our obtaining a lease on the property has indicated some potential showings of mineralization, we are uncertain as to the potential existence of a commercially viable mineral deposit existing on the Checkup Property. The results of previous exploratory work of prior companies are in the “History” section below.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of gold, silver, copper or any other valuable minerals.  We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Mineral Lease Agreement between Kabe Exploration Inc. and George J. Eliopulos

We entered into a lease agreement with George J. Eliopulos effective March 31, 2006, granting Kabe Exploration Inc. the exclusive right to explore, develop, and mine the property for gold, silver, copper and other valuable minerals.  The property consisted of one unpatented mining claim located in section 12, Township 16 North, Range 20 East, Mt. Diablo Baseline & Meridian, Storey County, Nevada, USA, owned by George J. Eliopulos. In September 2006 Mr. Eliopulos added five additional claims to Kabe’s property and mineral lease. The property now consists of six mining claims and is hereon referred to as the Checkup Property. We selected this property based upon a recommendation from Richard R. Kern, consulting Geologist. And in Mr. Kern’s technical report, dated February 28, 2006, he recommended that we further explore this property.

According to the lease Kabe has agreed to pay George J. Eliopulos minimum payments which shall be paid in advance.  Kabe paid the sum of $5,000 upon execution of this lease. Kabe also paid $5,000 on the first anniversary of the execution of the lease. (March 1, 2007). Kabe has agreed to pay $25,000 on or before the second, third, and fourth anniversaries of the execution of the lease. Kabe has agreed to pay $75,000 on or before the fifth anniversary of the execution of the lease. Each annual payment thereafter shall be $100,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer Price Index (CPI) for that year with execution year as base year. Each such payment shall be made on or before the successive anniversary of the execution date of the lease. Kabe will pay to George J. Eliopulos a 3.5% royalty of Net Smelter Returns from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. The royalty is to be paid quarterly.

The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Description and Location of the Checkup mineral claims

The Checkup Property consists of six unpatented claims located in the Virginia Range approximately sixteen miles south of Reno, Nevada and four miles southwest of Virginia City Nevada, in Storey County, Nevada. These claims are owned by George J. Eliopulos.

The claims are located in township 16N, range 20E, Meridian MDM of Storey County, Nevada Access from Reno is on US Highway 395 south to State Highway 341 (The Geiger Grade) which climbs southeasterly along the Virginia Range to the town of Virginia City. Continue south through Virginia City for approximately 1.75 miles to the town of Gold Hill. Approximately one-half mile south of Gold Hill, past the old Yellow Jacket mine area, turn southwest on a gravel road that connects, over approximately 2000’ along a switchback, to the gravel road that was formerly the Virginia & Truckee Railroad grade. Follow this railroad grade southerly past the Masonic Cemetery continuing southerly along the west side of American Flat for a total of approximately 1.5 miles, then west along a narrower dirt road initiating the approximate 1.3 mile westerly ascent toward the Virginia City water reservoir and storage tank. The are located approximately 3000’ southwest of the water tank.

TOPO! map printed on 03/20/07 from "Location map.tpo"

728000m E.
740000m E.
756000m E.
258000m E.
270000m E.
282000m E.
294000m E.
WGS84 Zone 11S 325000m E.
729000m E.
WGS84 Zone 10S 761000m E.
258000m E.
270000m E.
282000m E.
294000m E.
306000m E.
322000m E.
CHECKUP property
RENO
SPARKS
Carson City
Virginia City
Silver City
Gold Hill
Dayton
STOREY
CARSON CITY
DOUGLAS
LYON
LAKE TAHOE
South Lake Tahoe
Truckee
Minden
Gardnerville
Stateline
Fernley
Wadsworth
Yerington
TN MN 15°
0 5 10 15 20 25 miles
0 5 10 15 20 25 30 35 40 km

Map created with TOPO!® ©2003 National Geographic (www.nationalgeographic.com/topo)

History

Information from known exploration in the Checkup area follows. In 1981 Houston International Minerals Corporation (HIMCO) completed a 7 hole, 4755’ reverse circulation drilling program on the Victoria claims targeting six angle holes toward the northwest striking, steeply northeast dipping “Victoria vein” (Eliopulos, 1981). The Victoria vein is projected from the Victoria Mine southeast to the Delaware Mine, crossing about 1500’ strike through the Checkup #1 claim. Samples of dump rock and vein material collected from the Victoria shaft assayed 0.079 and 0.98 oz/ton Au respectively, each carrying 4-5 oz/ton Ag. Drill hole V2 located approximately 500’ north of the Victoria shaft intersected 0.023 oz/ton Au (uncut) over 190’ (100’ – 290’). Holes offset approximately 300’ north and south of V-2 intersected multiple intervals grading from 0.010 oz/ton Au over five feet; 0.066 oz/ton Au over five feet; to 0.017 oz/ton Au over 20’; and 0.110 oz/ton Au over 15’. Most of this mineralization is hosted in quartz-filled veinlet and fracture within the hanging wall of the Victoria vein. None of this mineralization has been tested along-strike southeasterly onto Checkup #1 claim.

To Mr. Kern’s, consulting Geologist, knowledge there has been no exploration on the Checkup #1 after 1981.

The property has not been changed in any way by our operations. We have not conducted any work on the property to date.

The Checkup Property mineral claims are without known reserves and the proposed program is strictly exploratory in nature.

Geological Exploration Program in General

We have obtained an independent Technical Report on Checkup Claim #1 and have acquired a lease on the Checkup Property.  Richard R. Kern prepared the Technical Report and reviewed all available exploration data completed on the mineral claim.

Mr. Kern graduated from Montana State University with a Bachelors Degree in Geology in 1970 and graduated from Idaho State University with a Masters Degree in Geology in 1972. He is a Registered Professional Geologist, licensed to work in all U.S. states. He passed his registration exams in 1976. He has been practicing his profession since graduating from Idaho State University. He is a member of the American Institute of Mining, Metallurgical, and Petroleum Engineers, Inc. and the Geological Society of Nevada.

Technical Report for the Checkup Property, Dated February 28, 2006

A primary purpose of the technical report was to review information from previous exploration of the property and to recommend exploration procedures to establish the feasibility of a mining project on the property.  The technical report lists various results of the history of the exploration of the property, the regional and local geology and the structure and mineralization of the property. The technical report also gave conclusions regarding potential mineralization of the property and recommended a further geological exploration program.

Conclusions of the Technical Report for the Checkup Property

Based on the property and research of the property Mr. Kern came to the following conclusions:

Sub-ore to ore grade gold mineralization intersected during a 1981 RC drilling program has never been followed up. This mineralization occurs on third-party unpatented lode claims located approximately 1500’ northwest o the Checkup #1 claim. Mineralization is open both along strike and downdip, trending onto the Checkup #1 claim.

Style of gold mineralization is fracture controlled within a broad zone of northwest striking, steeply northwest dipping subparallel quartz-filled veins and fractures. Mineralization is intermittently developed across some 500’ width, over 700’ strike, open in all directions. Thickest drill intercept measures 190’ (~100’ rue width) and grades 0.23 oz/ton Au including 0.160 and 0.126 oz/ton Au over 5’ intervals with silver values to 3 oz/ton over 5’.

Mineralization is hosted near the top of the early Miocene Santiago Canyon tuff a hard, moderately to densely welded unit up to 900’ thick. Numerous intercepts grading >0.01 oz/ton Au demonstrate effective ground preparation and strength of mineralizing system.

A ten hole, Phase 1, RC drilling program is proposed to test continuity of mineralization after  1) acquiring a lease of the four neighboring, third party unpatented lode claims and 2) staking eleven additional lode claims to cover projected strike and dip extensions.

Favorable results from Phase I program will lead to a Phase II follow-up including additional staking, possible additional land acquisition, RC drilling and selected core drilling for metallurgical testwork and for assay conformation against the RC results.

Competition

We are a junior mineral resource exploration company engaged in the business of mineral exploration. We compete with other junior mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral resource exploration companies. The presence of competing junior mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We also compete for mineral properties of merit with other junior exploration companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring the mineral properties.

Employees

We have no employees as of the date of this prospectus other than our directors. We conduct our business largely through agreements with consultants and arms-length third parties.

Office Property

We maintain our executive office at 3030 East 6th Avenue, Vancouver, British Columbia, Canada V5M 1S3. This office space is being provided to the company free of charge by our president, Mr. Claydon. This arrangement provides us with the office space necessary at this point. Upon significant growth of the company it may become necessary to lease or acquire additional or alternative space to accommodate our growth.

Research and Development Expenditures

We have not incurred any material research or development expenditures since our incorporation.  We paid $5,000 for a mineral property lease on March 1, 2006. We paid an additional $5,000 lease payment on March 1, 2007. We also paid $1,713 to George J. Eliopulos on February 26. 2007 for the cost of staking the five additional mining claims and the filing fees associated with the claims.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

PLAN OF OPERATIONS

Our business plan is to proceed with the exploration of the Checkup Property to determine whether there are commercially exploitable reserves of gold, silver or other metals. In September of 2006 George J. Eliopulos staked five additional claims surrounding Checkup #1 to the Checkup Property and mineral lease. At this time we feel this current land position is sufficient and plan to proceed with the exploration of the Checkup program, with emphasis on the Checkup #1 mineral claim.

We will begin by acquiring and compiling historical published data on the property, and conduct large scale geologic mapping and sampling covering the Checkup Property. We have begun this process and expect to have results in May 2007. The estimated cost of this process is $4,500. We have sufficient cash reserves to proceed with this item.

If results from this action are favorable we will follow-up with additional close-spaced sampling as well as tighter geologic mapping. We expect to conduct this activity in June and/or July 2007. The estimated cost of this activity is $6,000. We have sufficient cash reserves to proceed with this item.

If results are favorable from the proceeding activities we will proceed to the notice preparation and bonding for drill testing. We expect to conduct this activity in late summer of 2007. The estimated cost of this activity is $10,000. We have sufficient cash reserves to proceed with this item.

Following the notice preparation and bonding for drill testing we require the construction of a drill road. The estimated cost for the drill road construction will be approximately $5,000. We have sufficient cash reserves to proceed with this item.

If all of the proceeding activities are successful ad results are favorable we will proceed with drilling of the property. Reverse Circulation (RC) drilling of 10 holes (angled), 10,000’ total at a cost of $16 per foot which includes assaying, drill, and geologist’s wages will result in an expected cost of approximately $160,000. We also estimate the cost of compiling the drill results at $10,000. The company does not have sufficient cash reserves to proceed with this item. If results are favorable leading up to the drilling of the property, the company will need to raise additional funds required to meet this and other capital needs.  Should the results leading up to the drilling of the property prove not to be sufficiently positive to proceed with a further exploration on the property, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of a consulting Geologist, offer attractive mineral exploration opportunities.  However, we may not have sufficient financing to seek out and acquire other properties, and if we did have sufficient financing, it is possible that we would be unsuccessful in seeking out an acquiring alternative exploration properties.

During the exploration stage of the Checkup Property, our President will be devoting approximately 5 to 10 hours per week of his time to our business.  Our Director Rory Moss will be devoting approximately 2 to 3 hours per week of his time to our business.  We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants. If, however, the demands of our business require more time of our directors such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetables to devote more time to our business.  However, they may not be able to devote sufficient time to the management of our business, as and when needed.

Upon the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock.  However we cannot provide investors with any assurance that we will be able to obtain sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed.  We believe that debt financing will not be an alternative for funding any phases in our exploration program.  The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness by most banks or typical investors or corporate debt until such time as an economically viable mine can be demonstrated.  We do not have any arrangements in place for any future equity financing.

In the event that Kabe completes this exploration program and is successful in identifying a potential mineral deposit, we would have to spend substantial funds on additional drilling of the property and engineering studies before we would be able to determine if it’s a commercially viable mineral deposit.

Results of Operations for Period Ending December 31, 2006

We did not earn any revenues from inception through the period ending December 31, 2006.  We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such resources are discovered, that we will enter into commercial production of our mineral property.

We incurred operating expenses in the amount of $226 from inception on January 1, 2006 through the period ended December 31, 2006.  These operating expenses were composed of administrative expenses.  We anticipate our operating expenses will increase as we undertake our plan of operations.  The increase will be attributed to our commencing of our geological exploration program and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We intend to file with the Securities and Exchange Commission a Form 8-A to register our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as soon as practicable after this registration statement is declared effective by the Securities and Exchange Commission.  Thereafter, annual reports will be delivered to security holders as required or they will be available online.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our exploration and development activities.

Off-Balance Sheet Arrangements

On March 1, 2006, we entered in a Mineral Lease Agreement whereby we leased from George J. Eliopulos a total of one (1) unpatented mining claim which we refer to as the Checkup Property. Since signing the lease five (5) additional claims were added to the lease. These mineral claims are located in Storey County, Nevada, USA, owned by George J. Eliopulos. According to the lease Kabe has agreed to pay George J. Eliopulos minimum payments which shall be paid in advance.  Kabe paid the sum of $5,000 upon execution of this lease. Kabe also paid $5,000 on the first first anniversary of the execution of the lease. (March 1, 2007). Kabe has agreed to pay $25,000 on or before the second, third, and fourth anniversaries of the execution of the lease. Kabe has agreed to pay $75,000 on or before the fifth anniversary of the execution of the lease. Each annual payment thereafter shall be $100,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer Price Index (CPI) for that year with execution year as base year. Each such payment shall be made on or before the successive anniversary of the execution date of the lease. Kabe will pay to George J. Eliopulos a 3.5% royalty of Net Smelter Returns from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. The royalty is to be paid quarterly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 1,500,000 total shares of common stock to Antony Claydon, our President and  director for total consideration of $15,000 effective January 16, 2006. Mr. Claydon was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued 250,000 total shares of common stock to Rory Moss, a director of the Company, for total consideration of $2,500 effective August 23, 2006.Mr. Moss was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

Family relationships between any of the selling shareholders and Antony Claydon, our President and director:

Rosemary Claydon       Sister
524361 B.C. Ltd.         (Private company 100% owned by Winifred Nowel) Mother

Family relationships between any of the selling shareholders and Rory Moss, a director:

Catherine Moss            Mother
Jesse Moss                   Brother
Richard Moss               Father
Tegan Moss                 Sister

MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Over-the-Counter Bulletin Board electronic quotation service or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

Kabe Exploration Inc. is subject to the penny stock rules, which disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this Registration Statement, we had 32 (thirty two) shareholders.

Rule 144 Shares

As of March 30, 2006, no shares currently issued and outstanding could be resold pursuant to Section 144 of the Securities Act.  This is because no shares have been held for 2 years in order to satisfy 144(K) and no sufficient public information is available to satisfy the other 144 rules.

A total of 1,500,000 shares of our common stock will be available for resale to the public after January 17, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

A total of 250,000 shares of our common stock will be available for resale to the public after August 24, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 33,875 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after January 17, 2008 and August 24, 2008.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through March 30, 2007.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Antony Claydon	President, CEO, and Director	2005 2006 2007	$0 $0 $0	$0 $0 $0	$0 $0 $0	0 0 0	0 0 0	0 0 0	0 0 0
Rory Moss	Director	2006 2007	$0 $0	$0 $0	$0 $0	0 0	0 0	0 0	0 0

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to precede with additional exploration programs in the future.

We do not pay to our directors any compensation for serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through March 30, 2006.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the period ended December 31, 2006, including:

35          Auditors’ Report

36          Balance Sheet

37          Statement of Operations

38          Statement of Stockholders’ Equity

39          Statement of Cash Flows

40-44     Notes to Financial Statements

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  The Board of Directors and Shareholders
Kabe Exploration, Inc.
Vancouver, Canada

I have audited the accompanying balance sheet of Kabe Exploration, Inc. as of December 31, 2006 and the related statements of operations and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements referred to above present fairly, in all material respects, the financial position of Kabe Exploration, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not yet commenced operations and has no revenue.  This raises substantive doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Kinross-Kennedy
Certified Public Accountant
Irvine, California
March 15, 2007

KABE EXPLORATION, INC.
(A Development Stage Company)
Balance Sheet
December 31,2006

ASSETS
Current Assets
Cash	$ 45,024

Total Current Assets	45,024

Non Current Assets
Mining Leases	5,000

Total Non Current Assets	5,000

Total Assets	$ 50,024
==============

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities	$ -

Total Liabilities	$ -

Shareholders' Equity (Deficit)
Common Stock, $0.001 par value; authorized 75,000,000 shares,
issued and outstanding 3,387,500 shares	$ 3,388
Additional Paid-In Capital	46,862
Deficit accumulated during the development stage	(226)

Total Shareholders' Equity	$ 50,024

Total Liabilities and Shareholders' Equity	$ 50,024
==============

The accompanying notes are an integral part of these financial statements.

KABE EXPLORATION, INC.
(A Development Stage Company)
Statement of Operations

For the Period
of Inception
	For the	For the	from January 1,
	Three Months Ended	Year Ended	2006, through
	Dec. 31, 2006	Dec. 31, 2006	Dec. 31, 2006

Revenue	$ -	$ -	$ -

Cost of Sales	-	-	-

Operating Income

General and Administrative Expenses:
Professional Fees
Other Administrative Expenses	28	226	226
Total General and Administrative

Expenses	28	226	226

Net Loss	$ (28)	$ (226)	$ (226)

Loss Per Common Share:
Basic and Diluted	$ (0.000)	$ (0.000)
	===============	===============

Weighted Average Shares Outstanding,
Basic and Diluted:	2,943,886	1,837,466
	===============	===============

The accompanying notes are an integral part of these financial statements.

KABE EXPLORATION, INC.
(A Development Stage Company)
Statement of Shareholders' Equity
(Unaudited)

				Deficit
				Accumulated	Total
	Common Stock		Additional	during the	Shareholders'
	Number of		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Inception, January 1, 2006	-	$ -	$ -	$ -	$ -
Common stock issued for cash, January 16, 2006	1,500,000	1,500	13500		15,000
Common stock issued for cash, August 23, 2006	250,000	250	2250		2,500
Common stock issued for cash, September 21, 2006	575,000	575	10925		11,500
Common stock issued for cash, October 31, 2006	800,000	800	15200		16,000
Common stock issued for cash, November 30, 2006	262,500	263	4987		5,250
Net loss for the year ended December 31, 2006				(226)	(226)

Balance, December 31, 2006	3,387,500	$ 3,388	$ 46,862	$ (226)	$ 50,024
	===========	=========	===========	===========	==========

The accompanying notes are an integral part of these financial statements.

KABE EXPLORATION, INC.
(A Development Stage Company)
Statement of Cash Flows

			For the Period
			of Inception
	For the	For the	from January 1,
	Three Months Ended	Year Ended	2006, through
	Dec. 31, 2006	Dec. 31, 2006	Dec. 31, 2006

Cash flows from operating activities:	$ (28)	$ (226)	$ (226)

Net loss
Adjustments to reconcile net loss to
net cash used by operating activities:
Change in operating assets and liabilities:
Increase in accounts payable and
accrued liabilities
Net cash (used by) operating
activities	(28)	(226)	(226)

Cash flows from investing activities
Purchase of mining leases		(5,000)	(5,000)

Net cash (used by) investing
activities		(5,000)	(5,000)

Cash flows from financing activities:
Common stock issued for cash	21,250	50,250	50,250
Due to related parties

Net cash (used) provided by
financiang activities	21,250	50,250	50,250

Net increase (decrease) in cash	21,222	45,024	45,024

Cash, beginning of the period	23,802	-	-

Cash, end of the period	$ 45,024	$ 45,024	$ 45,024
	===============	===============	===============

Supplemental cash flow disclosure:
Interest paid	$ -	$ -	$ -
	===============	===============	===============
Taxes paid	$ -	$ -	$ -
	===============	===============	===============

The accompanying notes are an integral part of these financial statements.

Kabe Exploration, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
December 31, 2006

1.      Organization

Kabe Exploration, Inc. (the “Company”) was incorporated under the laws of the State of Nevada December 16, 2005.  The company was formed for mineral exploration in the United States.  The Company entered into a Mineral Lease Agreement March 1, 2006 for a mining claim in Storey County, Nevada.

2.       Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period.  Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

The financial statements have, in management’s opinion, been properly prepared within the reasonable limits of materiality and within the framework of the significant accounting.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect

Kabe Exploration, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
December 31, 2006

taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company generated a deferred tax credit through net operating loss carryforward.  However, a valuation allowance of 100% has been established, as the realization of the deferred tax credits is not reasonably certain, based on going concern considerations outlined as follows.

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.   The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans to exploit or lease its mining claim described in the initial paragraph, or engage a working interest partner, in order to   eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Development-Stage Company

The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7.  SFAS.  No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things.  Management has defined inception as January 1, 2006. Since inception, the Company has incurred an operating loss of $226. The Company’s working capital has been generated through the sales of common stock.  Management has provided financial data since January 1, 2006, “Inception” in the financial statements, as a means to provide readers of the Company’s financial information to make informed investment decisions.

Kabe Exploration, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
December 31, 2006

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented.  Basic net loss per share is based upon the weighted average number of common shares outstanding.  Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

The Company has no potentially dilutive securities outstanding as of December 31, 2006.

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the year ended December 31, 2006:

     Numerator:

     Basic and diluted net loss per share:
     Net Loss                                                          $ (226)

     Denominator
     Basic and diluted weighted average
       number of shares outstanding                          1,837,466

     Basic and Diluted Net Loss Per Share               $    (0.000)

3.       Capital Structure

During the period from inception through December 31, 2006, the Company entered into the following equity transactions:

     January 16, 2006:       Sold 1,500,000 shares of common stock at $.01 per share
                                        for $15,000.

Kabe Exploration, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
December 31, 2006

   August 23, 2006:          Sold 250,000 shares of common stock at $.01 per share for $5,000.

   September 1, 2006:      Sold 575,000 shares of common stock at $0.02 per share, realizing $11,500

   October 31, 2006:        Sold 800,000 shares of common stock at $0.02 per share, realizing $16,000

   November 30, 2006:     Sold 262,500 shares of common stock at $0.02 per share, realizing $5,250

As of December 31, 2006, the Company has authorized 75,000,000 of $0.001 par common stock, of which 3,875,500 shares were issued and outstanding.

4.       Commitments

On March 1, 2006 the Company entered into a lease agreement with the owner of a mining claim situated in Storey County, Nevada in terrain noted for gold and silver mining.  The agreement requires a royalty of 3 ½ % of net smelter returns, as defined in the agreement, paid quarterly, and lease payments according to the following schedule:

On or before the anniversary of the execution of the lease:

                                Due
1st year             March 1, 2007                   $   5,000  (Paid)
2nd year            March 1, 2008                   $ 25,000
3rd year             March 1, 2008                   $ 25,000
4th year             March 1, 2008                   $ 25,000
5th                    March 1, 2008                    $ 75,000
Thereafter         March 1, annually                $100,000  (inflation adjusted)

The agreement is for a period of twenty years (”initial term”) and renews for an additional twenty-year term.  The royalty is 3 ½ %.  A $5 million buydown of the royalty to 2 ½ % is available in the 60 day period after the completion of a bankable feasibility study or ore production.  The buydown would leave a perpetual 1% royalty. The agreement requires the Company to pay Federal, State and County maintenance payments, tax payments and filing fees, and to provide various quarterly and annual reports.

Kabe Exploration, Inc.
(A Developmental Stage Company)
Notes to Financial Statements
December 31, 2006

5.       Litigation

There are no significant legal proceedings against the Company with respect to matters arising in the ordinary course of business.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our Registration Statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

Until ________ , all dealers that effect in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	Willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$3.50
Federal Taxes	$	NIL
State Taxes and Fees	$	NIL
Transfer Agent Fees		$1,000
Accounting fee and expenses		$5,000
Legal fees and expenses		$5,000

Total		$11,003.50

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 1,500,000 shares of common stock on January 16, 2006 to Antony Claydon our president, chief financial officer and director. Mr Claydon acquired these shares at a price of $0.01 per share.  We received $15,000 from this offering.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued 250,000 shares of common stock on August 23, 2006 to Rory Moss a director of the Company. Mr Moss acquired these shares at a price of $0.01 per share.  We received $2,500 from this offering.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We completed an offering of 1,637,500 shares of our common stock at a price of $0.02 per share to a total of thirty (30) purchasers on November 30, 2006.  The total amount we received from this offering was $32,750.  We completed the offering pursuant to Regulation S of the Securities Act.  Each purchaser represented to us that he/she was a non-US person as defined in Regulation S.  We did not engage in distribution of this offering in the United States.  Each purchaser represented his/her intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion and Consent of The O’Neal Law Firm, P.C.
10.1	Mineral Lease Agreement dated March 1, 2006 between Kabe Exploration Inc. and George J. Eliopulos
23.1	Consent of John Kinross-Kennedy, Certified Public Accountant
23.2	Consent of Richard R. Kern, consulting Geologist.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the mater has been stated by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 30, 2007.

KABE EXPLORATION INC.
By:	/s/ Antony Claydon
Antony Claydon President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signatures                                                   Title                                             Date

                                                       President, Chief Executive Officer,
                                                       Chief Financial Officer,
                                                       Chief Accounting Officer and
/ s / Antony Claydon                        Chairman of the Board of Directors          March 30, 2007
Antony Claydon

/ s / Rory Moss                                Director                                                   March 30, 2007
Rory Moss